Exhibit 99.2

NEWS RELEASE Company Contact: Tony Trunzo +1 503.498.3547

FLIR Systems Commences Exchange Offer For its 3% Senior

Convertible Notes Due 2023

PORTLAND, OR - February 5, 2009 — FLIR Systems, Inc. (NASDAQ:FLIR) today commenced an exchange offer (the “offer”) for any and all of its 3% Senior Convertible Notes Due 2023 (the “Notes”).

The Notes, which are convertible into shares of FLIR’s common stock, were issued in 2003 and have an outstanding aggregate principal amount of approximately $191.4 million. Holders who elect to exchange their Notes in the offer will receive $20 in cash and 90.1224 shares of FLIR common stock for each $1,000 principal amount of Notes exchanged. No accrued interest will be paid in respect of any Notes accepted for exchange in the offer.

A holder whose Notes are accepted for exchange by FLIR would receive the same number of shares of common stock as that holder would receive upon conversion of the Notes at the current conversion rate, plus a cash payment of $20 per $1,000 principal amount of Notes.

The offer is scheduled to expire at 5:00 p.m., New York City time, on Monday, March 9, 2009, unless extended or earlier terminated, and is expected to settle on Wednesday, March 11, 2009.

The offer is being made pursuant to an Offer to Exchange and related documents, each dated February 5, 2009. The completion of the offer is subject to conditions described in the offer documents. Subject to applicable law, FLIR may waive the conditions applicable to the offer or extend, terminate or otherwise amend the offer.

FLIR’s purpose in making the offer is to reduce the amount of its outstanding debt and interest expense.

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FLIR Systems Commences Exchange Offer For its 3% Senior

Convertible Notes Due 2023

February 5, 2009

This press release is not an offer to exchange, or a solicitation of an offer to exchange, any Notes. The offer is being made only on the terms and subject to the conditions described in the Offer to Exchange and related documents, which will be distributed to holders of Notes, who are advised to read such documents because they contain important information. Copies of the Offer to Exchange and related documents will be filed with the Securities and Exchange Commission as exhibits to a Schedule TO and will be available for free at the Commission’s web site at www.sec.gov.

Holders of Notes may address questions about the offer or make requests for copies of the Offer to Exchange and related documents for free to Global Bondholder Services Corporation, the information agent for the offer, by calling toll-free at (866) 470-4200.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security.

Forward-Looking Statements

This release may contain forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.